Exhibit 99.1

Digimarc Reports First Quarter 2025 Financial Results

Beaverton, Ore. – May 5, 2025 – Digimarc Corporation (NASDAQ: DMRC) reported financial results for the first quarter ended March 31, 2025.

“Q1 results came in above our internal plan,” said Digimarc CEO Riley McCormack. “While early, we are demonstrating that we can drive results in our much tighter focus areas while still positioning ourselves to benefit from our historical work outside these specific areas. We are excited to continue to execute against the strategy we laid out on our February 26, 2025 conference call to realize the full value of our innovative technology.”

First Quarter 2025 Financial Results

Annual recurring revenue (ARR1) as of March 31, 2025 was $20.0 million compared to $23.9 million as of March 31, 2024. The $3.9 million decrease primarily reflects a $5.8 million decrease in ARR due to the expiration of a commercial contract in June 2024, partially offset by an increase in ARR from new and existing commercial contracts.

Subscription revenue for the first quarter of 2025 decreased to $5.3 million compared to $5.8 million for the first quarter of 2024, primarily reflecting $1.1 million from the expiration of a commercial contract in June 2024, partially offset by higher subscription revenue from new and existing commercial contracts.

Service revenue for the first quarter of 2025 decreased to $4.1 million compared to $4.2 million for the first quarter of 2024, primarily reflecting $0.7 million of lower government service revenue due to a smaller approved budget for program work in 2025 and the timing of program work, partially offset by $0.4 million of higher commercial service revenue from HolyGrail 2.0 recycling projects.

Total revenue for the first quarter of 2025 decreased to $9.4 million compared to $9.9 million for the first quarter of 2024.

Gross profit margin for the first quarter of 2025 increased to 65% compared to 63% for the first quarter of 2024. Excluding amortization expense on acquired intangible assets, subscription gross profit margin decreased to 86% from 87%, and service gross profit margin increased to 65% from 56% for the first quarter of 2025 compared to the first quarter of 2024, respectively.

Non-GAAP gross profit margin for the first quarter of 2025 increased to 80% compared to 78% for the first quarter of 2024.

Operating expenses for the first quarter of 2025 increased to $18.2 million compared to $17.1 million for the first quarter of 2024, primarily reflecting $3.2 million of higher cash severance costs incurred as a result of the reorganization we announced on February 26, 2025, and $0.9 million of higher professional services costs, partially offset by $1.5 million lower stock compensation costs and $1.4 million of lower cash compensation costs due to lower headcount.

Non-GAAP operating expenses for the first quarter of 2025 increased to $16.5 million compared to $13.8 million for the first quarter of 2024.

Net loss for the first quarter of 2025 was $11.7 million or ($0.55) per share compared to $10.3 million or ($0.50) per share for the first quarter of 2024.

Non-GAAP net loss for the first quarter of 2025 was $8.6 million or ($0.40) per share compared to $5.5 million or ($0.27) per share for the first quarter of 2024.

At March 31, 2025, cash, cash equivalents and marketable securities totaled $21.6 million compared to $28.7 million at December 31, 2024. Free cash flow usage for the first quarter of 2025 decreased to $5.6 million compared to $8.6 million for the first quarter of 2024. Excluding the severance costs of $2.1 million that were paid during the first quarter of 2025, free cash flow usage would have been $3.5 million.

(1) Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

Conference Call

Digimarc will hold a conference call today (Monday, May 5, 2025) to discuss these financial results and to provide a business update. CEO Riley McCormack, CFO Charles Beck, and CLO George Karamanos will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s prepared remarks.

The conference call will be broadcast live and available for replay here and in the investor section of the company’s website. The conference call script will also be posted to the company’s website shortly before the call.

For those who wish to call in via telephone to ask a question, please dial the number below at least five minutes before the scheduled start time:

Toll Free number: 877-407-0832

International number: 201-689-8433

Conference ID number: 13748470

Company Contact:

Charles Beck

Chief Financial Officer
Charles.Beck@digimarc.com

+1 503-469-4721

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About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at massive scale for the identification and the authentication of physical and digital items. A notable example of this is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

Forward-Looking Statements

Except for historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and regulatory factors. More detailed information about risk factors that may affect actual results are outlined in the company’s Form 10-K for the year ended December 31, 2024, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Non-GAAP Financial Measures

This release contains the following non-GAAP financial measures: Non-GAAP gross profit, Non-GAAP gross profit margin, Non-GAAP operating expenses, Non-GAAP net loss, Non-GAAP loss per share (diluted), and free cash flow. See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. These non-GAAP financial measures are an important measure of our operating performance because they allow management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing non-cash and non-recurring activities that affect comparability. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparisons.

Digimarc believes that providing these non-GAAP financial measures, together with the reconciliation to GAAP, helps management and investors make comparisons between us and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. These non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, investors should examine Digimarc’s non-GAAP financial measures in conjunction with its historical GAAP financial information, and investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.  Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, GAAP financial measures. Non-GAAP financial measures may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results.

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenue:
Subscription	$5,314	$5,762
Service	4,054	4,176
Total revenue	9,368	9,938
Cost of revenue:
Subscription (1)	744	747
Service (1)	1,407	1,839
Amortization expense on acquired intangible assets	1,132	1,140
Total cost of revenue	3,283	3,726
Gross profit
Subscription (1)	4,570	5,015
Service (1)	2,647	2,337
Amortization expense on acquired intangible assets	(1,132)	(1,140)
Total gross profit	6,085	6,212
Gross profit margin:
Subscription (1)	86%	87%
Service (1)	65%	56%
Total	65%	63%

Operating expenses:
Sales and marketing	5,078	5,536
Research, development and engineering	7,634	6,741
General and administrative	5,181	4,520
Amortization expense on acquired intangible assets	271	272
Total operating expenses	18,164	17,069

Operating loss	(12,079)	(10,857)
Other income, net	369	528
Loss before income taxes	(11,710)	(10,329)
Provision for income taxes	(20)	(9)
Net loss	$(11,730)	$(10,338)

Loss per share:
Loss per share — basic	$(0.55)	$(0.50)
Loss per share — diluted	$(0.55)	$(0.50)
Weighted average shares outstanding — basic	21,521	20,730
Weighted average shares outstanding — diluted	21,521	20,730

(1) Cost of revenue, Gross profit and Gross profit margin for Subscription and Service excludes amortization expense on acquired intangible assets.

Digimarc Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
GAAP gross profit	$6,085	$6,212
Amortization of acquired intangible assets	1,132	1,140
Amortization and write-off of other intangible assets	134	138
Stock-based compensation	137	253
Non-GAAP gross profit	$7,488	$7,743
Non-GAAP gross profit margin	80%	78%

GAAP operating expenses	$18,164	$17,069
Depreciation and write-off of property and equipment	(146)	(193)
Amortization of acquired intangible assets	(271)	(272)
Amortization and write-off of other intangible assets	(59)	(133)
Amortization of lease right of use assets under operating leases	(98)	(87)
Stock-based compensation	(1,123)	(2,578)
Non-GAAP operating expenses	$16,467	$13,806

GAAP net loss	$(11,730)	$(10,338)
Total adjustments to gross profit	1,403	1,531
Total adjustments to operating expenses	1,697	3,263
Non-GAAP net loss	$(8,630)	$(5,544)

GAAP loss per share (diluted)	$(0.55)	$(0.50)
Non-GAAP net loss	$(8,630)	$(5,544)
Non-GAAP loss per share (diluted)	$(0.40)	$(0.27)

Free cash flow
Cash flows from operating activities	$(5,486)	$(8,422)
Purchase of property and equipment	(55)	(106)
Capitalized patent costs	(88)	(106)
Free cash flow	$(5,629)	$(8,634)

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents (1)	$8,902	$12,365
Marketable securities (1)	12,665	16,365
Trade accounts receivable, net	6,471	6,412
Other current assets	2,883	4,189
Total current assets	30,921	39,331
Property and equipment, net	909	1,040
Intangibles, net	21,162	22,191
Goodwill	8,754	8,532
Lease right of use assets	3,561	3,659
Other assets	1,213	1,013
Total assets	$66,520	$75,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$6,731	$5,118
Deferred revenue	4,711	4,020
Total current liabilities	11,442	9,138
Long-term lease liabilities	5,003	5,213
Other long-term liabilities	58	56
Total liabilities	16,503	14,407

Shareholders’ equity:
Preferred stock	50	50
Common stock	22	21
Additional paid-in capital	414,768	415,049
Accumulated deficit	(362,508)	(350,778)
Accumulated other comprehensive loss	(2,315)	(2,983)
Total shareholders’ equity	50,017	61,359
Total liabilities and shareholders’ equity	$66,520	$75,766

(1) Aggregate cash, cash equivalents, and marketable securities was $21.6 million and $28.7 million at March 31, 2025 and December 31, 2024, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,730)	$(10,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and write-off of property and equipment	146	193
Amortization of acquired intangible assets	1,403	1,412
Amortization and write-off of other intangible assets	193	271
Amortization of lease right of use assets under operating leases	98	87
Stock-based compensation	1,260	2,831
Increase (decrease) in allowance for doubtful accounts	—	(17)
Changes in operating assets and liabilities:
Trade accounts receivable	(149)	600
Other current assets	1,331	273
Other assets	(105)	(323)
Accounts payable and other accrued liabilities	1,549	(2,624)
Deferred revenue	689	(600)
Lease liability and other long-term liabilities	(171)	(187)
Net cash provided by (used in) operating activities	(5,486)	(8,422)

Cash flows from investing activities:
Purchase of property and equipment	(55)	(106)
Capitalized patent costs	(88)	(106)
Proceeds from maturities of marketable securities	6,564	3,501
Purchases of marketable securities	(2,864)	(10,320)
Net cash provided by (used in) investing activities	3,557	(7,031)

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	—	32,218
Purchase of common stock	(1,545)	(1,781)
Repayment of loans	(15)	(15)
Net cash provided by (used in) financing activities	(1,560)	30,422
Effect of exchange rate on cash	26	(11)
Net increase (decrease) in cash and cash equivalents	$(3,463)	$14,958

Cash, cash equivalents and marketable securities at beginning of period	28,730	27,182
Cash, cash equivalents and marketable securities at end of period	21,567	48,925
Net increase (decrease) in cash, cash equivalents and marketable securities	$(7,163)	$21,743

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